EXHIBIT 99.1

Acorda Responds to Scopia Capital Management

ARDSLEY, NY, AUGUST 7, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today issued the following statement in response to the letter filed today by Scopia Capital Management:

The Acorda Board of Directors and management team are committed to acting in the best interests of shareholders and all Acorda stakeholders. As part of its contingency planning related to the AMPYRA® patents, Acorda’s Board and management team thoroughly considered options to enhance shareholder value, as they do regularly. Based on this recent review, the Board unanimously determined that focusing on our two late-stage programs in Parkinson’s disease (INBRIJA™ and tozadenant) and maximizing AMPYRA is the best path forward to create value for shareholders. We believe that a sale of the Company at the present time would not adequately compensate shareholders for the potential benefits of the Company’s late-stage programs. Moreover, initiating a sale process or a public review of strategic alternatives at this point would destabilize operations, hinder our ability to execute on the Company’s business plan and risk significantly devaluing the Company.

Acorda welcomes open communications with all shareholders and values their constructive input. In this regard, members of our senior management team have held numerous meetings with Scopia over the past two years, and in particular over the last several months, and certain Board members have also met with them. We have fully considered Scopia’s proposals. Our Board understands, and is committed to, its fiduciary duties to act in the best interests of shareholders, as well as its responsibilities to all of its stakeholders, including the many patients with debilitating neurological disorders who are served by the Company’s innovations, commitment and expertise.

Acorda’s management team and Board are implementing the Company’s plan focused on value creation, and maintaining the financial position of the Company to enable investment into our development of medicines. Initiatives underway include:

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Portfolio Diversification. Over the last several years, we have diversified our portfolio and invested in our late-stage pipeline, including INBRIJA (CVT-301, levodopa inhalation powder) and tozadenant for Parkinson’s disease. We believe that INBRIJA has peak sales potential of more than $500 million in the US alone, and that tozadenant is potentially larger. These promising therapies have the potential to be a platform for significant future growth and are confident that the steps we are taking have positioned Acorda to deliver long-term value for shareholders.

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Corporate Restructuring. The Company has reduced operating expenses by approximately $50 million in 2017 alone. This is allowing the Company to remain adequately capitalized to complete development of INBRIJA and tozadenant and, with an approval of the INBRIJA NDA, to achieve positive cash flow without the need to raise additional capital.

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Operational Execution. The Company achieved major positive milestones this year in the results of the INBRIJA Phase 3 program and timely filing of the NDA, as well as continuing to be on track to deliver Phase 3 data for tozadenant in Q1 2018. Our commercial organization is one of the most capable in the specialty neurology area, and is poised to maximize the potential of these therapies. We have made significant progress in our preparation for commercialization of INBRIJA and tozadenant. We will continue to execute on the NDA approval process and subsequent commercialization and launch of INBRIJA in the United States, filing of the INBRIJA MAA in the EU, completion of the tozadenant Phase 3 study and maximizing the value of AMPYRA, including the prosecution of our patent appeal and ensuring continued patient access.

As both significant Acorda shareholders and fiduciaries, Acorda’s management team and Board are working energetically to execute on this plan, which we believe provides shareholders with the strongest path to long-term value creation.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg. For more information, please visit the Company’s website at: www.acorda.com.

Investor Contacts:

Felicia Vonella

Acorda Therapeutics

(917) 826-3427

fvonella@acorda.com

Tierney Saccavino

Acorda Therapeutics

(914) 326-5104

tsaccavino@acorda.com

Media Contacts

Jim Golden / Sharon Stern / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Forward-Looking Statement

This statement includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations into our operations; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in the U.S.; the risk of unfavorable results from future studies of Inbrija (CVT-301, levodopa inhalation powder), tozadenant or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija, tozadenant, or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; failure to maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this statement.

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